Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Fourth Quarter and Full Year 2009

•	Consistent operating performance and continued focus on cost control drives strong fourth quarter financial results
•	Alpha increases 2010 metallurgical coal shipment guidance to address strengthening market
•	Excellent safety performance demonstrated in the fourth quarter and full year 2009
•	Alpha begins development of Marcellus shale asset in joint venture with Rice Energy, LP

ABINGDON, Va., February 9, 2010—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported fourth quarter net income of $18.0 million or $0.15 per diluted share compared to net income of $5.6 million or $0.08 per diluted share last year.  The fourth quarter 2009 income from continuing operations was $20.2 million or $0.17 per diluted share compared to income from continuing operations of $33.9 million or $0.49 per diluted share in the fourth quarter of 2008.  Excluding amortization of coal supply agreements, merger-related expenses and other revenue from the modification of a coal supply agreement, plus related tax effects, fourth quarter 2009 adjusted income from continuing operations was $62.1 million, or $0.51 per diluted share.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the quarter just ended totaled $199.1 million, compared to $93.6 million in the year ago period.  Excluding merger-related expenses and other revenue from the modification of a coal supply agreement, fourth quarter 2009 Adjusted EBITDA from continuing operations was $193.4 million.

  Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)
	Q4 2009	Q4 2008
Coal revenues	$787.5	$512.8

Income from continuing operations	$20.2	$33.9

Income from continuing operations per diluted share	$0.17	$0.49

Net income	$18.0	$5.6

Net income per diluted share	$0.15	$0.08

Adjusted income (loss) from continuing operations*	$62.1	($13.5)

Adjusted income (loss) from continuing operations per diluted share*	$0.51	($0.19)

EBITDA from continuing operations*	$199.1	$93.6

Adjusted EBITDA from continuing operations*	$193.4	$35.8

Tons of coal sold	21.3	6.2

Coal margin per ton	$9.87	$16.01

All quarters have been adjusted for discontinued operations and the fourth quarter 2008 amounts have been adjusted for the adoption of ASC 470-20 on January 1, 2009.  Coal revenues and coal margin per ton have been adjusted to reflect a change in the income statement presentation of gains and losses on derivatives.

*These are non-GAAP financial measures.  A reconciliation of adjusted income (loss) from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

“Alpha again delivered solid operating results in the fourth quarter of 2009, and our performance would have been even better had we not experienced severe winter weather in December that temporarily interrupted production and shipments at many of our operations,” said Kevin Crutchfield, Alpha’s chief executive officer.  “More than six months have passed since we completed our merger with Foundation Coal, and the integrated company has consistently delivered strong operating and financial results.  We remain focused on execution and operational excellence, and our consistent performance to date demonstrates the benefit of Alpha’s enhanced scale and diversification.  Our safety performance during 2009 was commendable, with a record low total reportable incident rate that was well below the industry average.  Alpha’s success directly reflects the dedication, focus and hard work of our entire workforce, and I would like to thank them for their continued efforts.

“Demand for metallurgical coal appears to be increasing; customer discussions are ongoing; and recent indications suggest that the strength is likely to continue throughout 2010.  In response to this increasing demand, we are raising our guidance for metallurgical coal shipments in 2010 to a new range of 11 million tons to 13 million tons.  As the largest U.S. supplier of metallurgical coal, Alpha remains highly leveraged to this market with 38% of our planned 2010 metallurgical coal shipments yet to be priced.  Combined with our expertise in blending and optimization and our ample port capacity including 41% ownership of the DTA terminal, we are well-positioned to benefit from the current momentum in the global metallurgical coal market.  With regard to thermal coal, we will continue to scale our production to respond to anticipated demand, and we have adjusted our Eastern thermal shipment guidance to a range of 23 million tons to 26 million tons.

Mr. Crutchfield continued, “Last week Alpha entered into a 50/50 joint venture with Rice Energy, LP through which we are beginning to develop our valuable Marcellus shale gas resource in southwestern Pennsylvania where we control nearly 20,000 acres of one of the Marcellus’ most productive regions.  The initial phase of development is underway, and we are currently drilling the first of four wells planned for 2010.  Rice Energy brings technical and managerial expertise with extensive experience drilling and fracturing wells in the Marcellus, and this partnership enables Alpha to capture value from our Marcellus shale asset without diverting focus away from our coal business.

“We remain on track to achieve the synergies that we laid out at the end of July.  Much of the anticipated synergies were expected to stem from blending and optimization, particularly for metallurgical products and export shipments.  In light of increasing global demand for metallurgical coal, these marketing synergies have the potential to exceed our initial estimates in 2010.  Going forward, we are intensely focused on delivering the consistent execution made possible by Alpha’s post-merger base of operations, which is arguably the most diverse of any domestic coal producer,” Mr. Crutchfield concluded.
Financial Performance – Fourth Quarter

The fourth quarter of 2009 is the first reporting period that includes a full three months of results from the former Foundation operations, compared to the third quarter of 2009 which included just two months of Foundation results.  Fourth quarter results are not comparable to Alpha stand-alone results reported for the year-ago period.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

•
Total revenues in the fourth quarter were $893.3 million compared to $583.6 million for Alpha stand-alone in the same period of 2008, and coal revenues were $787.5 million compared to $512.8 million for Alpha stand-alone in the fourth quarter of 2008.  Coal revenues were higher than the year-ago period due to the inclusion of $393.8 million from the former Foundation operations which more than offset reduced shipment levels and coal revenues from Alpha’s stand-alone operations as the company continued to match shipments with current customer demand.  Other revenues and freight and handling revenues were $45.0 million and $60.8 million, respectively, versus $11.9 million and $59.0 million for Alpha stand-alone in 2008.

During the fourth quarter of 2009, Alpha shipped 12.1 million tons of Powder River Basin (PRB) coal, 6.6 million tons of Eastern steam coal and 2.6 million tons of metallurgical coal.  Average per ton realization for PRB shipments rose sequentially to $10.52 compared with $10.39 in the previous quarter. The average realization per ton for Eastern steam coal shipments was $62.57, down from $64.43 in the third quarter of 2009, and the average per ton realization for metallurgical coal was $97.18 in the fourth quarter compared with $96.94 in the previous quarter.

•
Total costs and expenses during the fourth quarter of 2009 were $863.6 million compared to $581.4 million for Alpha stand-alone in the fourth quarter of 2008.  Cost of coal sales was $577.4 million compared to $414.0 million for Alpha stand-alone in the fourth quarter of 2008, and includes $276.5 million from the former Foundation operations.  Lower cost of coal sales from the former Alpha operations reflects lower production levels across the operations, effective cost controls and increased operational efficiencies.  Cost of coal sales per ton for Alpha Coal West’s PRB mines was $8.48 during the fourth quarter of 2009, and the cost of coal sales per ton in the East was $51.94.

Selling, general and administrative expense in the fourth quarter 2009 was $52.8 million and included $12.4 million of pre-tax merger-related expenses attributable to consulting and professional services fees, integration-related expenses, and severance and relocation-related costs.  Depreciation, depletion and amortization (DD&A) during the quarter was $97.6 million, and amortization of coal supply agreements resulting from the Foundation merger was $69.6 million during the quarter, up from $58.0 million in the previous quarter, reflecting the inclusion of a full three months of former Foundation Coal results in the fourth quarter.

•
Alpha recorded net income of $18.0 million, or $0.15 per diluted share during the fourth quarter 2009, compared to $5.6 million, or $0.08 per diluted share during the fourth quarter of 2008.  Fourth quarter 2009 net income included a $2.3 million loss from discontinued operations, $12.4 million of pre-tax merger-related expenses and other revenue of $18.1 million from the modification of a coal supply agreement.  Excluding these items, the $69.6 million amortization of coal supply agreements arising from acquisition accounting related to the Foundation merger, and the tax effects of these various items, adjusted income from continuing operations was $62.1 million, or $0.51 per diluted share, compared to an adjusted loss of $13.5 million or $0.19 per diluted share for Alpha stand-alone in the fourth quarter of 2008, which excludes the gain on termination of the Cliffs’ merger, a gain on sale of certain coal reserves, tax effects of these two items, and other tax adjustments.

•
EBITDA from continuing operations was $199.1 million in the fourth quarter 2009 compared to $93.6 million for Alpha stand-alone in the prior-year period.  Excluding merger-related expenses and the coal supply agreement modification, Adjusted EBITDA from continuing operations was $193.4 million in the fourth quarter of 2009.  This compares to $35.8 million for Alpha stand-alone in the fourth quarter of 2008, which excludes the gain resulting from the termination of the Cliffs’ merger and a gain on the sale of certain coal reserves.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

Full Year 2009 Results

•
For the full year 2009, Alpha reported total revenues of $2.50 billion, including $2.2 billion of coal revenues.  This compares to total revenues of $2.47 billion and coal revenues of $2.1 billion for Alpha stand-alone for the full year 2008.  The year-over-year increase in revenues reflects the inclusion of five months of results from the former Foundation Coal operations, which more than offset reduced shipments from all business units and product lines, and differences in average per ton realizations, including notably lower volumes and per ton realizations for metallurgical coal in 2009.

•
Net income for the full year 2009 was $58.0 million or $0.63 per diluted share, compared with $165.7 million or $2.36 per diluted share for Alpha stand-alone in 2008.  Income from continuing operations was $66.8 million in 2009, compared with $198.6 million for Alpha stand-alone in 2008.  Excluding merger-related expenses, amortization of coal supply agreements and other unusual items, plus related tax effects, adjusted income from continuing operations was $181.2 million or $1.98 per diluted share in the year ended December 31, 2009, compared with $142.8 million or $2.03 per diluted share for Alpha stand-alone in 2008.

•
EBITDA from continuing operations for the full year 2009 was $494.8 million versus $448.3 million for Alpha stand-alone in the prior year.  Adjusting for merger-related expenses in 2009, the gain on termination of the Cliffs’ merger in 2008 and other unusual items, Adjusted EBITDA from continuing operations was $541.4 million in 2009 versus $393.7 million for Alpha stand-alone in 2008.

Liquidity and Capital Resources

Cash provided by operations (including discontinued operations) for the quarter ended December 31, 2009 was $194.1 million, compared with $122.3 million for Alpha stand-alone in the fourth quarter of 2008. Cash provided by operations (including discontinued operations) for the full year 2009 was $356.2 million, compared with $458.0 million in 2008.

Capital expenditures (including discontinued operations) for the fourth quarter and full year 2009 were $84.3 million and $187.1 million, respectively, versus $24.1 million and $137.8 million in the comparable periods of 2008.

The company had available liquidity of approximately $1.1 billion as of year-end 2009, including cash, cash equivalents and marketable securities of $584.0 million and $536.0 million available under the company’s revolving credit and accounts receivable securitization facilities. Total long-term debt and note payable outstanding at December 31, 2009 was $790.3 million, compared with $451.3 million at December 31, 2008.

Market Overview

Coal-fired generation of electricity declined by greater than 10% in 2009, an unprecedented drop driven by a host of variables, including a severe economic recession and fuel switching resulting from low-cost natural gas.  Despite reduced coal production, which fell an estimated 100 million tons in 2009, utility inventories were persistently high and were estimated to exceed 200 million tons nationwide at the end of November.  In that environment, demand for thermal coal waned and pricing was under considerable downward pressure.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

As 2010 begins, prospects for the thermal coal market have begun to improve.  A prolonged period of severe winter weather throughout much of the United States increased electricity generation while at the same time interrupting coal production and transportation logistics.  According to Genscape, the result was an approximately 30 million ton decline in nationwide utility inventories in December and January.  This would suggest that utility inventories are now roughly 170-175 million tons.  Relative to conditions in 2009, economic recovery is widely anticipated in 2010 which should lead to increased electricity generation, particularly in heavily industrialized regions of the country that rely on low-cost, coal-fired electricity.  The increased price of natural gas also suggests that much of the fuel switching observed last year is likely to reverse.  In addition, further coal production cutbacks appear probable in 2010 driven by the roll-off of higher priced legacy contracts.  In light of these trends, utility inventories are anticipated to return to more normal levels by the second half of 2010.  This market improvement is reflected in thermal coal spot prices which have increased recently and in coal futures prices which point to rising prices for the foreseeable future.

Demand for metallurgical coal has strengthened worldwide.  Faced with a global recession in 2009, the primary source of demand growth for metallurgical coal throughout much of the year was China, which became a net importer of coal for the first time and imported more than 30 million tons of metallurgical coal, or approximately 15% of the world’s seaborne supply.  By year-end, demand for metallurgical coal elsewhere in the world had begun to recover as U.S. steel-making capacity utilization rose above 60% from a low in the 30s, and Europe exhibited a similar trend.  Currently worldwide steel production is estimated to be on an annual pace of approximately 1.3 billion tons, with over 600 million tons expected from China alone in 2010.

Because the Asian market requires increasing volumes of seaborne metallurgical coal, less supply will be available to satisfy demand as steel production and coking coal consumption increases in the United States, Europe, Brazil and elsewhere.  This shift of seaborne coking coal supply towards Asia should provide a significant opportunity for Appalachian producers, including Alpha, to benefit from a strengthening market in the Atlantic basin, in addition to allowing domestic producers to opportunistically ship directly into Asian markets.  As the largest supplier of metallurgical coal in the United States, and with substantial export terminal capacity, Alpha is uniquely positioned to benefit directly from the increasingly favorable conditions in the metallurgical coal market.

Outlook

Alpha remains committed to managing production to match customer demand.  Accordingly, Alpha has increased its 2010 shipment guidance range for metallurgical coal by one million tons to a range of 11-13 million tons, up from the previous range of 10-12 million tons.  Likewise, Alpha is adjusting its Eastern steam coal shipment guidance to a range of 23-26 million tons in order to match production with expected demand.  In the West, 2010 shipment guidance remains unchanged as Alpha has committed and priced approximately 100% of anticipated shipments.

Cost of coal sales per ton in 2010 are currently anticipated to range from $8.30 to $8.90 in the West and from $54.00 to $57.00 in the East.  Selling, general and administrative expenses are expected to range between $150 million and $165 million, reflecting modest inflation and the gradual ramp up in synergistic savings which should be most evident in the second half of 2010.  Depreciation, depletion and amortization expense is estimated to range from $370 million to $390 million in 2010, and financial reporting interest expense is estimated to range from $70 million to $80 million.  Capital expenditures for the full year 2010 are anticipated to range from $340 million to $390 million, and include the annual bonus bid payment of the Eagle Butte LBA, provisions for growth capital associated with the Marcellus shale gas development joint venture, development of Deep Mine 41 which is anticipated to achieve full production in 2011, and sustaining capital for Alpha’s existing coal mining and coalbed methane operations.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

Alpha is also establishing volume guidance for 2011.  PRB shipments in 2011 are expected to range from 48 million tons to 52 million tons, with 77% committed and priced at prices $1.00 greater than the average realizations embedded in the 2010 committed and priced volumes.  Eastern steam coal shipments in 2011 are expected to range from 23 million tons to 28 million tons, with 44% committed and priced and 26% committed and un-priced.  Eastern metallurgical coal shipments in 2011 are expected to range from 11 million tons to 14 million tons, with 15% committed and priced and 47% committed and un-priced.

Guidance
(in millions, except per-ton and percentage amounts)

	2010	2011
Average per Ton Sales Realization on Committed and Priced Coal Shipments1
West	$10.93	$11.93
Eastern Steam	$65.54	$67.03
Eastern Met	$104.63	$123.97
Coal Shipments2	81.0 – 89.0	82.0 – 94.0
West	47.0 – 50.0	48.0 – 52.0
Eastern Steam	23.0 – 26.0	23.0 – 28.0
Eastern Met	11.0 – 13.0	11.0 – 14.0
Committed and Priced (%)3	92%	59%
West	100%	77%
Eastern Steam	93%	44%
Eastern Met	62%	15%
Committed and Un-priced (%)4	3%	14%
West	0%	0%
Eastern Steam	3%	26%
Eastern Met	15%	47%
West – Cost of Coal Sales per Ton	$8.30 – $8.90
East – Cost of Coal Sales per Ton	$54.00 – $57.00
Selling, General & Administrative Expense	$150 – $165
Depletion, Depreciation & Amortization	$370 – $390
Interest Expense	$70 – $80
Capital Expenditures	$340 – $390

NOTES:
1.	Based on committed and priced coal shipments as of February 8, 2010.
2.	Eastern shipments in 2010 and 2011 include an estimated 2.0 to 3.0 million tons of brokered coal per year.
3.	As of February 8, 2010, compared to the midpoint of shipment guidance range.
4.
In 2010, committed and un-priced Eastern tons include approximately 1.8 million tons of met coal subject to market pricing, approximately 0.2 million tons of steam coal subject to market pricing, and 0.5 million tons of steam coal subject to collared pricing with an average pricing range of $65.00 to $76.00 per ton.  In 2011, committed and unpriced Eastern tons include approximately 5.9 million tons of met coal subject to market pricing, approximately 3.3 million of steam coal subject to market pricing, approximately 2.9 million tons of steam coal subject to collared pricing with an average pricing range of $50.00 to $62.00 per ton, and legacy contracts covering approximately 0.4 million tons of steam coal subject to average indexed pricing estimated at $69.21 per ton.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,400 people and operates more than 60 mines and 14 coal preparation facilities in the regions of Northern and Central Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;
•	ongoing instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

•	our ability to integrate the operations we have acquired or developed with our existing operations successfully, as well as those operations that we may acquire or develop in the future;
•	the risk that the businesses of old Alpha and Foundation will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	our actual results of operations following the merger, which may differ significantly from the pro forma financial data contained in this quarterly report;
•
the calculations of, and factors that may impact the calculations of, the acquisition price in accordance with the methodologies of ASC 805, formerly SFAS 141(R), the allocation of this acquisition price to the net assets acquired, and the effect of this allocation on future results, including our earnings per share, when calculated on a GAAP basis;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	our relationships with, and other conditions affecting, our customers;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services which are necessary for our operations, such as fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations and pension obligations;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our credit facility and the indenture governing our convertible notes;
•	certain terms of our convertible notes, including any conversions, that may adversely impact our liquidity;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in “Overview - Coal Pricing Trends, Uncertainties and Outlook” below, and Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2008.

These and other risks and uncertainties are discussed in greater detail in old Alpha’s and Foundation’s Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor / Media Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenues:
Coal sales	$787,460	$512,750	$2,210,629	$2,140,367
Freight and handling	60,783	58,957	189,874	279,853
Other	45,044	11,893	95,004	48,533
Total	893,287	583,600	2,495,507	2,468,753

Costs and expenses:
Coal sales (exclusive of items shown separately below)	577,415	413,961	1,616,905	1,627,960
Gain on sale of coal reserves	-	(1,490)	-	(12,936)
Freight and handling	60,783	58,957	189,874	279,853
Other expense	5,366	55,602	21,016	91,461
Depreciation, depletion and amortization	97,592	39,421	252,395	164,969
Amortization of acquired coal supply agreements, net	69,625	-	127,608	-
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown above)	52,783	14,961	170,414	71,923
Total	863,564	581,412	2,378,212	2,223,230

Income from operations	29,723	2,188	117,295	245,523

Other income (expense):
Interest expense	(19,971)	(9,587)	(82,825)	(39,812)
Interest income	494	1,649	1,769	7,351
Loss on early extinguishment of debt	-	-	(5,641)	(14,702)
Gain on termination of Cliff's merger	-	56,315	-	56,315
Miscellaneous income (expense)	2,149	(4,312)	3,186	(3,834)
Total other income (expense), net	(17,328)	44,065	(83,511)	5,318

Income from continuing operations before income taxes	12,395	46,253	33,784	250,841
Income tax benefit (expense)	7,853	(12,356)	33,023	(52,242)
Income from continuing operations	20,248	33,897	66,807	198,599

Discontinued operations:
Loss from discontinued operations before income taxes	(2,678)	(7,793)	(14,278)	(27,383)
Mine closure/asset impairment charges	-	(30,172)	-	(30,172)
Gain (loss) on sale of discontinued items	-	(13)	-	13,622
Income tax benefit	377	9,689	5,476	11,035
Loss from discontinued operations	(2,301)	(28,289)	(8,802)	(32,898)

Net income	$17,947	$5,608	$58,005	$165,701

(Loss) earnings per common share:
Basic (loss) earnings per common share:
Income from continuing operations	$0.17	$0.49	$0.74	$2.90
Loss from discontinued operations	(0.02)	(0.41)	(0.10)	(0.48)
Net income	$0.15	$0.08	$0.64	$2.42

Diluted (loss) earnings per common share:
Income from continuing operations	$0.17	$0.49	$0.73	$2.83
Loss from discontinued operations	(0.02)	(0.41)	(0.10)	(0.47)
Net income	$0.15	$0.08	$0.63	$2.36

Weighted average shares outstanding:
Weighted average shares--basic	119,175,485	69,591,733	90,662,718	68,453,724
Weighted average shares--diluted	121,550,204	70,597,715	91,702,628	70,259,735

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Tons sold from continuing operations(1):
Powder River Basin	12,134	-	20,752	-
Eastern steam	6,591	3,758	18,318	15,525
Eastern metallurgical	2,546	2,414	8,130	11,372
Total	21,271	6,172	47,200	26,897

Average realized price per ton sold from continuing operations (2):
Powder River Basin	$10.52	$-	$10.47	$-
Eastern steam	62.57	53.83	65.30	51.80
Eastern metallurgical	97.18	128.60	98.08	117.50
Weighted average total	$37.02	$83.08	$46.84	$79.58

Coal sales from continuing operations revenue summary
Powder River Basin	$127,618	$-	$217,187	$-
Eastern steam	412,424	202,309	1,196,121	804,188
Eastern metallurgical	247,418	310,441	797,321	1,336,179
Total coal sales revenue	$787,460	$512,750	$2,210,629	$2,140,367

Cost of coal sales from continuing operations per ton (3):
Powder River Basin	$8.48	$-	$8.30	$-
East (4)	51.94	67.07	54.63	60.53
Weighted average total	$27.15	$67.07	$34.26	$60.53

Weighted average coal margin per ton (5)	$9.87	$16.01	$12.58	$19.05
Weighted average coal margin percentage (6)	26.7%	19.3%	26.9%	23.9%

Cash flows provided by operating activities including discontinued operations	$194,103	$122,240	$356,220	$458,043
Capital expenditures including discontinued operations	$84,277	$24,119	$187,093	$137,751

			As of
			December 31, 2009	December 31, 2008
Liquidity ($ in 000's):
Cash and cash equivalents			$465,869	$676,190
Marketable securities with maturities of less than one year (7)			29,463	-
Marketable securities with maturities of greater than one year (8)			88,877	-
Unused revolving credit facility			536,367	292,425
Total available liquidity			$1,120,576	$968,615

(1) Stated in thousands of short tons.
(2) Coal sales revenue divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton for the Powder River Basin and the East includes only costs associated with active mines. The weighted average total includes cost of coal sales for active mines plus cost of coal sales assigned to closed or idle mines that are not presented as discontinued operations.

(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP) and excludes amounts for closed or idled mines.
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Classified as a current asset on the balance sheet.
(8) Classified as a non-current asset on the balance sheet.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$465,869	$676,190
Trade accounts receivable, net	232,631	163,674
Inventories, net	176,372	86,594
Short-term marketable securities	29,463	-
Prepaid expenses and other current assets	133,530	65,325
Total current assets	1,037,865	991,783
Property, equipment and mine development costs, net	1,082,446	356,758
Owned and leased mineral rights, net	1,985,855	180,458
Owned lands	91,262	12,882
Goodwill	357,868	20,547
Acquired coal supply agreements, net	396,491	-
Deferred income taxes	-	83,689
Long-term marketable securities	88,877	-
Other non-current assets	68,147	63,721
Total assets	$5,108,811	$1,709,838

Current portion of long-term debt	$33,500	$232
Note payable	-	18,288
Trade accounts payable	143,400	102,975
Accrued expenses and other current liabilities	258,180	140,459
Total current liabilities	435,080	261,954
Long-term debt	756,753	432,795
Pension and postretirement medical benefit obligations	682,991	60,211
Asset retirement obligation	190,724	90,565
Deferred income taxes	316,577	-
Other non-current liabilities	135,397	68,621
Total liabilities	2,517,522	914,146
Stockholders' equity	2,591,289	795,692
Total liabilities and stockholders' equity	$5,108,811	$1,709,838

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

MORE

    Alpha Natural Resources, Inc. Announces
    Fourth Quarter 2009 Results

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)
EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings. Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of coal supply agreements less interest income and income tax benefit. Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, less various gains and losses not expected to recur on a quarterly basis. The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as a supplemental measure of the company's performance and debt service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP. Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies. A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure is provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Income from continuing operations	$20,248	$33,897	$66,807	$198,599
Interest expense	19,971	9,587	82,825	39,812
Interest income	(494)	(1,649)	(1,769)	(7,351)
Income tax (benefit) expense	(7,853)	12,356	(33,023)	52,242
Depreciation, depletion and amortization	97,592	39,421	252,395	164,969
Amortization of acquired coal supply agreements	69,625	-	127,608	-
EBITDA from continuing operations	199,089	93,612	494,843	448,271
Merger related expenses	12,437	-	59,034	-
Gain on sale of coal reserves	-	(1,490)	-	(12,936)
Gain on termination of Cliff's merger	-	(56,315)	-	(56,315)
Other revenue from coal supply agreement modification	(18,100)	-	(18,100)	-
Loss on early extinguishment of debt	-	-	5,641	14,702
Adjusted EBITDA from continuing operations	$193,426	$35,807	$541,418	$393,722

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income (Loss) from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)
Adjusted income (loss) from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels. Alpha defines adjusted income from continuing operations as income from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, the portion of interest expense attributable to termination of an interest rate swap, and amortization of coal supply agreements, less various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets and estimated income tax effects of the pre-tax adjustments. Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares. The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time. Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP. Moreover, adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not calculated identically by all companies. A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Income from continuing operations	$20,248	$33,897	$66,807	$198,599
Gain on sale of coal reserves	-	(1,490)	-	(12,936)
Gain on termination of Cliff's merger	-	(56,315)	-	(56,315)
Merger related expenses	12,437	-	59,034	-
Loss on early extinguishment of debt	-	-	5,641	14,702
Charge arising from termination of hedge accounting for interest rate swap	-	-	23,549	-
Other revenue from coal supply agreement modification	(18,100)	-	(18,100)	-
Amortization of acquired coal supply agreements	69,625	-	127,608	-
Estimated income tax effect of above adjustments	(22,069)	14,359	(61,162)	13,545
Reversal of deferred income tax asset valuation allowance/loss disallowance	-	(3,919)	(22,185)	(14,819)
Adjusted income (loss) from continuing operations	$62,141	$(13,468)	$181,192	$142,776

Weighted average shares--diluted	121,550,204	70,597,715	91,702,628	70,259,735

Adjusted diluted earnings (loss) per common share from continuing operations	$0.51	$(0.19)	$1.98	$2.03

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

###